EXHIBIT 99.1


   TEXACO SELLS PO/MTBE BUSINESS TO HUNTSMAN CORPORATION FOR RELEASE: TUESDAY, DECEMBER 24, 1996.
      WHITE PLAINS, N.Y., Dec. 24 - Texaco Inc. today announced that Huntsman Corporation will purchase Texaco's propylene oxide/methyl tertiary butyl ether (PO/MTBE) business for approximately $600 million.
      The PO/MTBE manufacturing site is located adjacent to Huntsman facilities at Port Neches, Texas. Huntsman has operated the plant for Texaco since it began operations in August, 1994. It has a production capacity of approximately 400 million pounds per year of propylene oxide and approximately 15,000 barrels per day of MTBE.
      Texaco Chairman and Chief Executive Officer Peter I. Bijur commented, "This is the last major step in the sale of Texaco's chemical business and is in keeping with our plans to focus on our core oil and gas business. Huntsman Corporation will continue to be both a customer and a supplier to Texaco."
      Huntsman Corporation Chairman and Chief Executive Officer Jon M. Huntsman commented, "This acquisition will greatly enhance our product integration and diversification by allowing us to add propylene oxide to our list of core products. It also will make us the nation's second-largest producer of MTBE, with capacity of more than 27,000 barrels per day."
      Propylene oxide is a highly versatile petrochemical used in the home furnishings, construction, appliance, packaging, transportation and surfactants industries. Among its many product applications are foams for furniture and automobile seats; pleasure boats; fiberglass tubs and showers; aircraft deicing fluids; dishwasher detergents; and industrial solvents.
      MTBE is a gasoline additive and oxygenate that increases octane and causes gasoline to burn more cleanly. Many areas of the country use MTBE, particularly in winter months, to help meet the requirements of the U.S. Clean Air Act.
      As part of today's agreement, Huntsman also will acquire Texaco's exclusive, state-of-the-art PO/MTBE manufacturing technology, including the right to license the technology around the world.
      Huntsman is a major consumer of propylene oxide for the production of its specialty amines and surfactants. Texaco and Huntsman have negotiated a long-term MTBE supply agreement.
      It is anticipated that closing will take place in the first quarter 1997.
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CONTACTS:      Texaco         Paul Weeditz   713-752-6475
               Huntsman       Don Olsen      801-584-5700